Exhibit 99.1

T2 BIOSYSTEMS NAMES DARLENE DEPTULA-HICKS AS

CHIEF FINANCIAL OFFICER

LEXINGTON, Mass., May 1, 2017 — T2 Biosystems, Inc. (NASDAQ:TTOO) today announced that Darlene Deptula-Hicks has been named senior vice president and chief financial officer.

Ms. Deptula-Hicks is an accomplished financial executive in the life sciences and medical technology industries and has nearly 30 years’ experience leading financial operations for both public and private companies. She brings a proven track record in financial strategy, capital raising, M&A, product commercialization, and the ability to build strong, external partnerships to T2.

“We are pleased to have Darlene join as our chief financial officer during a critical time of growth for T2,” said John McDonough, president and CEO. “Her proven ability as a strategic and dynamic financial leader and in-depth knowledge of the industry will benefit our company as we look to increase contracts, form new strategic partnerships, and bring new products to market.”

Ms. Deptula-Hicks was most recently CFO and senior vice president at Pieris Pharmaceuticals, Inc., a public biotechnology company, where she was responsible for financial strategy, capital raising, compliance and reporting, and investor relations. Ms. Deptula-Hicks joined Pieris, a German-based company, to lead its IPO, and subsequently managed its operations as a public company with facilities in Boston and Munich.

Prior to Pieris, Ms. Deptula-Hicks served as the CFO for a variety of biotechnology and medical device companies, including in the areas of oncology, genomics, minimally invasive surgery, advanced image analysis, radiation oncology, and cardiology and orthopedic medical devices, among other specialties.

Ms. Deptula-Hicks completed an executive education program at Dartmouth College’s Tuck School of Business and has her MBA from Rivier College. She received her bachelor’s degree in accounting from Southern New Hampshire University, and serves or has served on a variety of public and private company boards.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With the FDA-cleared T2Dx® Instrument and T2Candida® Panel targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of patient sample types, including whole blood. For more information, please visit www.t2biosystems.com.

Media Contact:

Matthew McKillip, T2 Biosystems

mmckillip@t2biosystems.com

518-577-3466

Investor Contact:

Tucker Elcock, Teneo Strategy

Tucker.Elcock@teneostrategy.com

212-886-9319